Exhibit 99.1

Contact:

Patricia A. McGee

(732) 537-6407

patricia.mcgee@catalent.com

For immediate release

CATALENT COMPLETES ACQUISITION OF

CLINICAL TRIALS SUPPLIES BUSINESS OF APTUIT LLC

Catalent becomes #2 global clinical trial supply solutions provider

SOMERSET, NJ – February 17, 2012 – Catalent Pharma Solutions today announced that it has completed the acquisition of the Clinical Trial Supplies business of Aptuit LLC. The acquisition substantially expands Catalent’s Development & Clinical Services business, transforming it into the #2 global provider of clinical supply solutions, and enhancing Catalent’s leading global position in development solutions and advanced delivery technologies for drugs, biologics, and consumer health products. The transaction was previously announced in August 2011.

Catalent’s Development & Clinical Services business offers clinical supply solutions, analytical services for both small and large molecule drugs, inhaled and sterile product development, and regulatory consulting. Catalent has made substantial recent investments to extend the capabilities and capacity of the business. Catalent today provides the broadest range of expert development services, which can drive more efficient development timelines, and help customers bring more compounds and better products to market faster.

About Catalent

From development services to advanced delivery technologies to supply solutions for drugs and biologics, Catalent Pharma Solutions has the deepest expertise, the broadest offerings and the most unique technologies in the industry. With over 75 years of experience, Catalent helps customers bring more molecules to market faster, enhance product performance, and ensure reliable product supply. Catalent employs more than 8,000 people at 20+ facilities worldwide and in fiscal year 2011 generated more than $1.6 billion in annual revenue. Catalent is headquartered in Somerset, NJ.